EXHIBIT 99.1

Educational Development Corporation Announces Quarterly and Special Dividends

TULSA, Okla., Dec. 1, 2009 (GLOBE NEWSWIRE) -- Educational Development Corporation (Nasdaq:EDUC) (http://www.edcpub.com) today announced their quarterly cash dividend.

The Board of Directors has authorized a $0.10 per share cash dividend. In addition, the Board of Directors has authorized a special one-time dividend of $0.05 to be paid concurrent with the regular dividend, due to our strong cash position and no debt. The $0.15 per share total dividend will be paid on December 18th, 2009 to shareholders of record December 11th, 2009.

This dividend begins our transition from an annual dividend paid in May to a quarterly dividend paid in the month following the end of each fiscal quarter.

About Educational Development Corporation

Educational Development Corporation sells children's books, including Usborne Books and the Kane/Miller line of international children's titles through a multi-level sales organization of independent consultants, through 5,000 retail stores and over the Internet. More than 1,600 different titles are available for children of all ages, with periodic new additions.

The Educational Development logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5083

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CONTACT:  Educational Development Corporation
          Randall White
          (918) 622-4522